EXHIBIT 10.1

Shirley J. Hughes Senior Vice President Human Resources

Ceridian Corporation 3311 East Old Shakopee Road Minneapolis, MN 55425-1640 952/853-3301 Fax: 952/853-3312 shirley.j.hughes@ceridian.com

AMENDED OFFER LETTER

PRIVATE/CONFIDENTIAL

December 6, 2004

Mr. Douglas C. Neve
10797 Purdey Road
Eden Prairie, MN 55347

Dear Mr. Neve:

Ceridian Corporation is pleased to offer you employment as Executive Vice President and Chief Financial Officer, reporting to Ronald L. Turner, Chairman, President and CEO. Your office will be located in Bloomington, Minnesota. Your base salary stated on an annualized basis will be $400,000. You will be eligible to participate in the Ceridian Executive Incentive Plan with a target annual payout, based on performance, of 80% of your year-end annualized salary with a maximum payout of 110% at superior performance. Details of the 2005 Ceridian Executive Incentive Plan will be communicated to you at a later date. For calendar year 2005 only, you are guaranteed a target bonus payment.

In this position you will receive an annual supplemental cash adder of $25,000 paid on the regular payroll cycle. The purpose of the supplemental cash adder is to provide you the opportunity to purchase those perquisites most important to you (e.g., financial counseling, tax assistance, etc.).

Upon hire, you will be recommended to the Compensation and Human Resources Committee of the Board of Directors for a stock award, consisting of 135,000 stock options and 21,700 full value restricted shares of Ceridian common stock (this combined award of stock options and restricted shares is equivalent to 200,000 stock options). The option price will be equal to the fair market value on the date of hire. Upon hire you will receive additional information regarding the grants and applicable vesting schedules along with other details.

Mr. Douglas C. Neve
Amended Offer Letter
December 6, 2004

You will receive an executive employment agreement which provides two years of compensation protection in the event of involuntary loss of job, for reasons other than cause, and three years of income protection in the event of a change of control and loss of job. The agreement has non-competition, confidentiality and non-recruitment provisions.

You will also receive additional benefits including one extra week of vacation over the normal Ceridian schedule, an annual physical at Mayo Clinic for you and your spouse, and a company-paid, portable, Long-Term Care insurance policy for you, and also for your wife with evidence of insurability.

After hire, we will develop an individual Supplemental Executive Retirement Plan (SERP), consistent with Plans for similar officers. The plan is subject to final approval by the Compensation and Human Resources Committee of the Board of Directors.

In compliance with the Immigration Reform and Control Act of 1986, you are required to complete the Employment Eligibility Verification Form I-9 at the time of hire. You will be required to provide documents establishing your identity and employment eligibility. Examples of acceptable documents include: U.S. Passport, Certificate of U.S. Citizenship, driver’s license and social security card or birth certificate. Please bring the appropriate documents with you on your first day.

As a condition of your employment with Ceridian Corporation, you will be required to sign an Employee Disclosure, Assignment, Non-Compete and Non-Recruit Agreement (copy enclosed for your perusal).

For clarification and protection of both you and the company, your acceptance of this offer represents the sole agreement between you and Ceridian Corporation. No prior promises, representations, or understandings relative to any terms or conditions of your employment are to be considered as part of this agreement unless expressed in writing in this letter and the enclosed Employee Disclosure, Assignment, Non-Compete and Non-Recruit Agreement. Ceridian asks that you keep the terms of this offer confidential.

Enclosed you will find collateral materials providing more information regarding some of the benefit and other plans.

Mr. Douglas C. Neve
Amended Offer Letter
December 6, 2004

We are all looking forward to having you join Ceridian and to your positive contributions. If you have any questions, feel free to call me at the office, 952/853-3301, or at home, 612/928-8944. Please indicate your affirmative response by signing below and returning a copy to my attention.

Very truly yours,

Shirley J. Hughes

Enclosures (provided with original offer letter dated December 3, 2004)

cc: Ronald L. Turner

Accepted:	/s/ Douglas C. Neve	Date:	12/6/04

Douglas C. Neve

Mr. Douglas C. Neve
Amended Offer Letter
December 6, 2004

Enclosures (provided with original offer letter of December 3, 2004):

•	Employee Disclosures, Assignment, Non-Compete and Non-Recruit Agreement
•	Description of Equity Program – 2001 Long-Term Incentive Plan
•	Description of Incentive Plans
•	Officer Benefits Summary
•	Executive Disability Pictorial Summary
•	401(k) Plan Booklet
•	Basic Health, Life, Dental Benefits:

2004 Comparison Guide – Benefits
2004 Benefits Handbook
•	Deferred Compensation Plan
•	Example of Executive Employment Agreement
•	Code of Conduct